Exhibit 99.2

NMS Communications Corporation

Unaudited Pro Forma Condensed Consolidated Financial Statements

Effective March 17, 2008, NMS Communications Corporation’s (“NMS”) wholly-owned subsidiary, Live Wire Mobile, Inc. (“Live Wire Mobile”) acquired Groove Mobile, Inc. (“Groove Mobile”), a Delaware corporation whose operations are based in Bedford, Massachusetts, for a total purchase price of $15.8 million, including total transaction costs and facility exit costs of approximately $1.3 million.

The purchase price allocation is preliminary because final analyses of the transaction costs, facility exit costs, intangible assets, deferred revenue and deferred tax assets and income tax liabilities are not yet complete. A final determination of required purchase accounting adjustments will be made upon the receipt of information required to complete NMS’s analyses, which is expected to occur during the three-month period ending June 30, 2008.  Adjustments to the purchase price allocation are not expected to be material.

The unaudited condensed consolidated pro forma balance sheet as of December 31, 2007 is based on the individual balance sheets of NMS and Groove Mobile as of December 31, 2007 and is prepared as if the acquisition of Groove Mobile had occurred on December 31, 2007. The unaudited condensed consolidated pro forma statement of operations for the year ended December 31, 2007 is based on NMS’s results of operations for its year ended December 31, 2007 combined with Groove Mobile’s results of operations for its year ended December 31, 2007 and is prepared as if the acquisition of Groove Mobile had occurred on January 1, 2007.

The unaudited pro forma adjustments are based upon available information and assumptions that NMS believes are reasonable. The unaudited pro forma combined condensed financial statements and related notes thereto should be read in conjunction with NMS’s historical consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission (“SEC”) on April 1, 2008. In addition, this unaudited condensed consolidated pro forma information should be read in conjunction with the historical consolidated financial statements of Groove Mobile included within this Amendment No. 1 to Current Report on Form 8-K.

These unaudited condensed consolidated pro forma financial statements are prepared for informational purposes only in accordance with Article 11 of Regulation S-X and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition of Groove Mobile been consummated (i) as of January 1, 2007 for the unaudited combined condensed pro forma statements of operations and (ii) as of December 31, 2007 for the unaudited combined condensed pro forma balance sheet. The unaudited pro forma financial statements do not give effect to any cost savings or incremental costs that may result from the integration of NMS and Groove Mobile.

NMS Communications Corporation

Unaudited Pro Forma

 Condensed Consolidated Balance Sheets

 December 31, 2007

 (In thousands)

	Historical
	NMS Communications Corporation	Groove Mobile, Inc.	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$20,179	$531	$(15,790	)(A)	$4,920
Marketable securities	9,993	—	—		9,993
Accounts receivable, net	13,762	1,221	—		14,983
Inventories	2,720	—	—		2,720
Prepaid expenses and other current assets	3,414	228	(17	)(D)	3,625
Total current assets	50,068	1,980	(15,807)		36,241
Property and equipment, net	5,096	863	—		5,959
Goodwill	5,427	—	4,900	(B)	10,327
Other intangible assets, net	4,185	—	10,440	(C)	14,625
Other assets, net	2,964	156	(34	)(D)	3,086
Total assets	$67,740	$2,999	$(501)		$70,238

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$6,846	$939	$—		$7,785
Accrued expenses and other current liabilities	7,557	656	(9	)(J)	8,204
Accrued restructuring	938	—	468	(G)	1,406
Current portion of capital lease obligations	—	272	—		272
Current portion of loan payable	—	1,000	(1,000	)(D)	—
Deferred revenue	3,414	619	(230	)(I)	3,803
Total current liabilities	18,755	3,486	(771)		21,470
Accrued restructuring	1,811	—	—		1,811
Accrued warranty	171	—	—		171
Deferred revenue	—	144	(144	)(I)	—
Loan payable, net of discount	—	4,731	(4,731	)(D)	—
Redeemable convertible preferred stock warrant liability	—	745	(745	)(F)	—
Capital lease obligations	—	251	—		251
Total liabilities	20,737	9,357	(6,391)		23,703
Commitments and contingencies
Redeemable convertible preferred stock	—	26,471	(26,471	)(H)	—
Stockholders’ equity (deficit)	47,003	(32,829)	32,361	(G)(H)	46,535
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$67,740	$2,999	$(501)		$70,238

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

NMS Communications Corporation

Unaudited Pro Forma

Condensed Consolidated Statements of Operations

Year Ended December 31, 2007

(In thousands, except per share data)

	Historical
	NMS Communications Corporation	Groove Mobile, Inc.	Pro Forma Adjustments		Pro Forma Combined

Revenues	$82,452	$7,326	$—		$89,778
Cost of revenues	31,445	4,332	2,679	(C)	38,456
Gross profit	51,007	2,994	(2,679)		51,322

Operating expenses:
Selling, general and administrative	41,620	6,058	420	(C)	48,098
Research and development	18,200	4,569	—		22,769
Total operating expenses	59,820	10,627	420		70,867

Operating loss	(8,813)	(7,633)	(3,099)		(19,545)

Other income (expense), net
Interest income	1,213	54	—		1,267
Interest expense	—	(433)	401	(E)	(32)
Other	(669)	44	—		(625)
Other income (expense), net	544	(335)	401		610

Loss from continuing operations before income taxes	(8,269)	(7,968)	(2,698)		(18,935)
Provision for income taxes	306	—	—		306

Net loss from continuing operations	$(8,575)	$(7,968)	$(2,698)		$(19,241)

Net loss from continuing operations per common share — basic and diluted	$(0.20)				$(0.44)

Shares used in net loss from continuing operations per common share — basic and diluted	43,953				43,953

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

NMS COMMUNICATIONS CORPORATION

GROOVE MOBILE, INC.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

1 – Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2007 and the unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 2007 are based on the historical financial statements of NMS and Groove Mobile for the year ended December 31, 2007. No pro forma adjustments were necessary in order to conform Groove Mobile’s accounting policies to NMS’s accounting policies.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2007 is presented as if the acquisition had occurred on December 31, 2007. The unaudited pro forma condensed consolidated statements of operations of NMS and Groove Mobile for the year ended December 31, 2007 is presented as if the acquisition had taken place on January 1, 2007. The preliminary allocation of the purchase price used in the unaudited pro forma combined condensed financial statements is based upon a preliminary valuation of certain assets and liabilities acquired. NMS’s estimates and assumptions in determining the estimated fair values of certain assets and liabilities are subject to change upon the finalization of the valuation. The primary areas of the purchase price allocation that are not yet finalized relate to determining the fair values of leases, identifiable intangible assets, deferred support revenues, deferred taxes and restructuring costs, as well as the amount of resulting goodwill.

The unaudited pro forma condensed consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of NMS that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of NMS. The unaudited pro forma financial statements do not reflect any cost savings or incremental costs that may result from the integration of NMS and Groove Mobile. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of NMS included in its Annual Report on Form 10-K filed with the SEC.

2 – Groove Mobile Acquisition

Effective March 17, 2008, NMS’s wholly-owned subsidiary, Live Wire Mobile acquired Groove Mobile, a Delaware corporation whose operations are based in Bedford, Massachusetts, for a total purchase price of $15.8 million, including total transaction costs and facility exit costs of approximately $1.3 million.

In connection with the acquisition, NMS created an exit plan to vacate the Groove Mobile corporate headquarters and relocate employees to the LiveWire Mobile corporate headquarters. The Company recorded a facility exit cost of $0.3 million, which represents the estimated remaining net facility related costs during the lease term. NMS has not yet finalized its integration plans related to Groove Mobile.

The acquisition was accounted for as a purchase business combination. NMS has preliminarily allocated the purchase price based upon the fair values of the assets acquired and liabilities assumed on March 17, 2008. The allocation of the purchase price is preliminary because final analyses of the transaction costs, facility exit costs, intangible assets, deferred revenue and deferred tax assets and income tax liabilities are not yet complete.

A summary of the preliminary purchase price at December 31, 2007 is as follows:

Amount
(In thousands)
Cash paid	$14,500
Transaction costs	979
Facility exit costs	311
Total purchase price	$15,790

The following table presents the allocation of the purchase price and the lives of the acquired intangible assets. The acquired intangible assets are expected to be amortized over their estimated useful lives using the straight-line method.

	Amount	Estimated Life
	(In thousands)	(In years)
Cash and cash equivalents	531
Accounts receivable	1,221
Prepaid expenses and other assets	333
Property and equipment, net	863
Core technology	7,500	2.8
Customer relationships	2,940	7.0
Goodwill	4,900
Total assets acquired	$18,288
Total liabilities assumed	2,498
Total net assets acquired	$15,790

3 – Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed consolidated balance sheet and statement of operations:

(A)      To reflect cash paid in connection with the acquisition of Groove Mobile at December 31, 2007:

(In thousands)
Cash paid for Groove Mobile	$14,500
Transaction costs	979
Exit facility costs	311
Total preliminary purchase price	$15,790

(B) To record the preliminary fair value of goodwill:

(In thousands)
Goodwill	$4,900

(C) To record the preliminary fair value of intangible assets acquired. NMS expects to amortize the acquired identifiable intangible      assets using the straight-line method over the estimated useful lives indicated below:

	Preliminary Fair Value	Annual Amortization	Estimated Useful Life
	(In thousands)		(In years)
Core technology	$7,500	$2,679	2.8 yrs.
Customer relationships	2,940	420	7.0 yrs.
Total identifiable intangible assets	$10,440
Post-acquisition amortization		$3,099

Amortization adjustment recorded to cost of revenues		$2,679
Amortization adjustment recorded to selling, general and administrative		$420

(D)  To record the elimination of the loan payable not assumed by NMS at acquisition and eliminate related deferred financing costs:

(In thousands)	Face Value	Discount	Amortized Value
Current portion of loan payable	$1,000	$—	$1,000
Loan payable, net of discount	5,000	(269)	4,731

Total	$6,000	$(269)	$5,731

(In thousands)
Current portion of deferred financing costs	$17
Deferred financing costs	34
Total	$51

(E) To record the elimination of Groove Mobile’s historical interest expense and deferred financing fees amortization (see Note D):

(In thousands)
Interest expense associated with loan payable	$307
Interest expense associated with redeemable convertible preferred stock warrant liability	87
Deferred financing fees amortization	7
Total	$401

(F) To eliminate Groove Mobile’s redeemable convertible preferred stock warrant liability which was $745,000 upon consummation of the acquisition:

(In thousands)	Historical Value	Fair Value Adjustment	Pro Forma Fair Value
Redeemable convertible preferred stock warrant liability	$745	(745)	$—

(G) To reflect Groove Mobile’s reduction-in-force directly attributable to the acquisition:

(In thousands)
Accrued restructuring	$468

(H) To record the elimination of Groove Mobile’s historical redeemable convertible preferred stock and stockholders’ deficit:

(In thousands)
To eliminate Groove Mobile’s historical redeemable convertible preferred stock	$26,471
To eliminate Groove Mobile’s historical stockholders’ deficit	$(32,361)

(I) To record the fair value adjustment of deferred revenue acquired:

(In thousands)	Historical value	Fair Value Adjustment	Proforma Fair Value
Deferred revenue, current portion	$619	$(230)	$389
Deferred revenue, long term portion	144	(144)	—
	$763	$(374)	$389

(J) To record the fair value adjustment of deferred rent acquired:

(In thousands)	Historical value	Fair Value Adjustment	Proforma Fair Value
Deferred rent	$9	(9)	$—

4 – Earnings per share

Pro forma basic earnings per share is computed using the weighted average number of common shares outstanding during the applicable period. Pro forma diluted earnings per share is computed using the weighted-average number of common shares outstanding during the applicable period, plus the dilutive effect of stock-based equity awards. As NMS paid cash for the Groove Mobile outstanding stock. Additionally, no NMS stock or stock-based awards were issued at the time of the acquisition. As such, the pro forma weighted-average number of common shares and the diluted weighted-average shares outstanding are the same as NMS’s historical amounts.